Exhibit 13.2

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Ownership For All™

Invest in the world's rarest fine art, together.

Freeport lets you buy, collect and sell exclusive pieces of fine art at a fraction of the total cost — by offering tokenized equity backed by real assets.

Warhol collection coming Spring 2023

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freeport.app Invest like the rich! 💎

One of the huge asset classes that multi-millionaires are buying is fine art. With @freeport.app you can too, and for a fraction of the cost! Join the multitude of artists and investors joining the art ownership revolution!

#ownershipforall #freeport #fineart

Edited · 3d

0:03 I don't think this is like a giant truth bomb, but a lot of things are easier when you are wealthy.

0:09 You can buy things that other people just can't. And one of the huge asset classes that these multi-millionaires are buying is fine art.

0:17 Facts are, fine art has outperformed most asset classes, including the s& p 500 and even further. Folks who've had the opportunity to sell art by Andy Warhol have been lucky enough to fetch 212% of the percent auction estimates.

0:31 That's awesome for those people who can afford it and who can buy it, but what about the rest of us who don't have the money to do that?

0:38 Actually, now you can. Freeport is a platform for investors to safely, and most importantly, legally gain exposure to some of the rarest fine art that exists today, for a tiny fraction of that cost.

0:52 If you wanna invest like the rich you can with Freeport. If you wanna sign up for the wait list or learn more, check out freeport.app.

Details:

An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind. The actor in this video is an unpaid advisor of Freeport.

Everyone

Thrilled to announce our cover article on @NFTCulture, one of the smartest publications in the #digitalart space.

Learn more about the first legal, tokenized Warhols on @ethereum.

Check article for disclosures & details 👇

https://www.nftculture.com/nft-news/fractional-art-revolution-warhol-nfts/

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JANUARY
3
2023

NATALEE / NEWSLETTER, NFT NEWS, SPOTLIGHT / ERC 20, FRACTIONALIZATION, FRACTIONALIZED ART, FREEPORT

Fractional Art Revolution: Freeport is changing the game.

Freeports have long been associated with the storage and trade of high-value art and collectibles. They traditionally offer a secure and tax-free way to engage in back channel sales of luxury assets, making them attractive to wealthy collectors and investors.

With the advent of blockchain, a more open and democratized version of these special facilities has emerged. Meet Freeport , a new platform that will begin offering fractional fine art investments later this year. Their plan is to pull masterpieces out of the hidden storage of wealthy individuals and give access to normal investors – not just the uber rich.

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This is now possible thanks to the fractionalization and tokenization of fine art assets via an SEC compliant approach. Multiple individuals can collectively invest in a single asset (much like fractional NFTs), such as an Andy Warhol or Jean-Michel Basquiat painting. People of all income levels can gain exposure to fine art with just a few hundred bucks – rather than the millions they might otherwise need to purchase a full piece. When the asset is re-sold, profits are proportionally distributed to investors.

By utilizing ERC20-style tokens on Ethereum, they'll also be able to leverage the web3 economy and its associated utility – including decentralized finance (DeFi) protocols that facilitate lending against real, hard assets. It's a whole new approach to bringing valuable assets on chain.

Crucially, Freeport will allow the artwork to be visually experienced, rather than just viewed as a token in wallet. They've created a virtual gallery where people can view and interact with the assets stored within Freeport – and soon to do it socially, by liking and commenting on artwork together. It also happens to be one of the cleanest NFT galleries we've ever seen.

By taking the responsible legal approach while also leveraging new visual technologies and web3 paradigms, Freeport has the potential to become the de-facto physical art investment platform of the future.

Members of the NFTCulture team have been working closely with the Freeport team ahead of their April launch. We sat down with their CEO Colin Johnson recently to learn more about Freeport and their goals.

> We saw a significant customer need: the ability for normal people to access fine art investing, which historically has been an asset class reserved for multimillionaires. We also fundamentally believe that more human value should be moved onto blockchains where it can be most efficiently fractionalized, stored, and traded. And we're lucky enough to have access to a vast collection of Warhols directly from the collection of the incredible **Baby Jane Holzer**. All of these factors gave us a strong starting point to build the future of art collecting.

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The team is being advised by Michael Haber, a legend in the NYC art broker scene, and Baby Jane Holzer – a real estate investor and former Warhol superstar. As one of Warhol's early muses and a lifelong friend, Holzer was featured in his iconic early silkscreen productions. The artwork in Freeport's first collection will be coming straight from the collections of Haber and Holzer.

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What makes this Freeport unique?

We're subverting the idea of classical Freeports, which are these locations where only the uber rich hide their art away or trade it in a tax advantaged manner. We want to draw artwork away from only the top .01% of individuals and offer it to everyday investors. We also want more people to enjoy the art, so we're digitizing and representing it in a three dimensional space where people can not only gain financial exposure, but also enjoy displaying it as well.

What is the price?

We'll be offering 1,000 lots during the initial sale, ranging in price from $200 to $850 depending on which piece customers are looking to buy. It's a uniquely low requirement to gain exposure to some of the most historic artwork on planet earth. Generally you would need to pay hundreds of thousands of dollars for these assets – and be lucky to even find them.

Are there any mechanics we should know about?

> Because each token represents a real equity investment, our offerings will follow SEC regulations. Tokens can be traded on the Freeport secondary market once it opens after launch. When the paintings are re-sold, holders will be paid out proportionally based on their equity share.

While much of the attention is on art via NFTs, Freeport assets are going to be available as in the form of ERC-20 derivatives that comply with current SEC guidelines and regulations. Tokens are fully fungible, meaning that they can be easily divided into smaller units – much like classical equities (stocks), but on chain. This allows for the art to be split between multiple individuals in any percentage they choose – although there is a maximum of 10% equity for each asset.

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and physical, in a legally compliant manner.

What is the importance of provenance in art?

The value of art is subjective at its core, and value within that subjectivity stems from storytelling. All humans can relate to stories. Provenance is truly the story of the physical piece, which acts to augment what would otherwise be purely aesthetic.

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What is Fractional Art?

Fractional art refers to art that is owned and controlled through the use of digital tokens, rather than physical objects. These digital tokens can represent ownership, access, or other rights related to the art.

One of the main advantages of fractional art is that it allows for greater accessibility and reach. Instead of being limited to physical galleries and exhibitions, fractional art can be accessed and appreciated by anyone with an internet connection. This means that artists, galleries, estates, and more can potentially reach a much larger audience and sell art to collectors around the world.

In addition to these benefits, fractional art has the potential to revolutionize the way that art is valued and compensated. With traditional art, the value of a piece is often determined by subjective factors such as its perceived aesthetic value or historical significance. With fractional art, the value of a piece can be determined by objective factors such as its rarity and demand. This could potentially lead to a more transparent and fair art market, in which artists are compensated more fairly for their work.

Overall, fractional art represents a significant shift in the way that art is created, valued, and collected. It has the potential to revolutionize the art industry and make it more accessible, flexible, and fair for both artists and collectors.

You can learn more about the benefits of fractional ownership including accessibility, liquidity, digital ownership, and potential for appreciation here.

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You can learn more about the benefits of fractional ownership including accessibility, liquidity, digital ownership, and potential for appreciation here.

*Disclosure: While this is not a sponsored article, members of the NFTCulture team have been supporting marketing efforts for the Freeport team. And because they're taking an SEC qualified approach, please review the below language before investing.

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Friends,

For the past few months our architects & builders have been quietly constructing the Freeport gallery, a virtual art experience unlike any other. Today, we're excited to announce we've opened the doors of our 3D art island on the sea - it's time to get acquainted with the space!

Inside the gallery you'll be able to:

- Experience epic pieces of fine art in digital domain
- Add your own NFTs to the walls
- Get your collection scored 👆
- Customize your gallery in a few simple clicks
- Share your unique space with the world

We're launching this phase on Producthunt today, where you can find more detail on how to enjoy the experience.

To the Gallery!

***Pro tip:** In a few months, our first collection of five incredible Warhols from an exclusive private collection will be available for investment (bonus: you're already on the waitlist!). Until then, we want you to see where the pieces will ultimately be experienced - in the Freeport Gallery.

We'll continue to refine and enhance the space until it becomes a virtual home for all of your favorite pieces - be they fine art or digital assets. It's a whole new way to experience art collecting.

We sincerely hope you enjoy it.

More to come,
— The Freeport Team

Follow us on Twitter and Instagram to keep up to date with new announcements and early demos.

Freeport Webinar Recording

Jan 17 2023

[TTW language displayed near end of presentation]

An affiliate of Freeport is anticipating making an offering of securities under Tier 2 of Regulation A. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

Alec Beckman: [00:00:00] Hello. Hello. Thank you to everyone who is here. Looks like we have 16 people here right now. Uh, we can give it a few minutes before we formally begin, uh, but my name is Alec Beckman. I'm the head of consulting for Security Token Advisors, and very lucky to be joined today by the CEO of Freeport, Colin Johnson.

Colin Johnson: So, so happy to be here, Alec. Thank you for having me. Uh, super, super excited to have this discussion.

Alec Beckman: Absolutely. And really quick while, uh, why don't you tell everyone where you're, you're joining, uh, us from, uh,

Colin Johnson: I'm in, I'm in Atlanta currently. This is, this is, uh, where I currently reside. I was in San Francisco for five years before this, and uh, then I was on, you know, the East coast, back in New York City for quite a few years before that.

But, uh, loving Atlanta, these.

Alec Beckman: Perfect. I love it. So before we get into Freeport, and by the way, what I think we'll be discussing, [00:01:00] Freeport, how it started, where it is, where it's headed, uh, but before we talk about that, would love if you could give a quick background about yourself and, uh, and how you got into the position you are today.

Colin Johnson: Sure. Um, a quick background. All right. All right. Let's make it quick. So, I was at Apple for five years. Before getting into Freeport, uh, I managed product marketing for Apple Cash for the second half of that. For the first half, I managed our relationships with a lot of the big issuing banks in North America.

So every time Chase or TD Ameritrade, or Wells Fargo or anyone like that had to talk about Apple. , uh, that would come through me. Uh, so Apple for five years before Apple, I was at American Express. So I was on the digital partnerships and development team there doing similar things, uh, trying to make Amex cool for, for young kids again.

Uh, so we had a lot of partnerships with folks like Airbnb and Uber. Uh, I think McDonald's was one of them. Uh, but I've been in payments for a long time. Uh, and I've been in sort of FinTech or some elements of FinTech for quite a while. And I've also been interested in crypto, uh, for almost equally as. [00:02:00] So anyways, that's what I've been doing for the past 10 years or so.

Alec Beckman: Perfect. I love it. So why don't you tell us how the Project Freeport came about and what it is that you're building. .

Colin Johnson: Yeah. So, okay, two great questions. Uh, how it came about was a few different factors came together all at one point in time. So, uh, one, uh, crypto was doing incredibly well and there was a lot of focus on sort of the future and the potential of the future.

Um, two, I was sort of, you know, I was enjoying my time at Apple. I was actually on sort of a research group within Apple that was looking into different ways to, to integrate with blockchain. Uh, I won't give too much information on that, uh, but it looks like it wasn't. Going anywhere and that we weren't gonna implement a lot of the things that I thought we should be implementing.

Um, and then we also had this, this third thing happen, which was we've got a few partners who have been fantastic to early advisors, early investors, and they've been in the Warhol scene, let's just say, New York City for the past 30 years or so. Uh, and one of them actually came to me, Michael [00:03:00] Haber. Uh, he's like the owner of warhols.com and he said, um, Colin, I see all the stuff that's going on in the crypto space, right?

And we see that the art world is being kind of fundamentally disrupted by the crypto space. How can we take the cool art that we have and do something on the blockchain such that people are gonna absolutely love it and take advantage of kind of the fundamental underlying value that they already had access to?

Um, and when we did that and we sort of assessed the landscape, we said, well, no, you don't wanna. because that's gonna end up looking like a security and no one wants to deal in securities. Uh, and yet here we are today, uh, having a discussion about securitized tokens and why we ended up going to securities route.

Um, but that's, that's effectively how it started. Uh, I wanted to get into the crypto space was a huge fanatic. We had this opportunity sort of come to us wearing, you know, a lot of really, really important and, um, awesome historic paintings, uh, became available. And, uh, you know, Freeport was born to give a little more context as to what Freeport actually is.

And maybe some people have have guessed at this point in time. Um, but we allow for the fractional investing in fine art, uh, and we're doing that [00:04:00] fractional investing on the blockchain as opposed to, other folks who people may be familiar with, who do it off of the blockchain. We think that there's just a lot of added benefit, uh, to doing that on chain.

And we're not just, uh, we're not just concerned with the investment though at Freeport, right? So there's also all these other elements of collecting, like visualizing the actual artwork itself, having it be displayed in the 3D gallery, and we can get to that in a little bit. Um, and then building a lot of the web three utility into the underlying investment itself too.

So it's cool to. Uh, have equity shares in, in a portion of a painting, but it's even cooler to be able to interact with, uh, you know, what feels a lot more like ownership than some of the other, other players in this space have, have brought to life.

Alec Beckman: Sure, and I think that's a great segue into one of the points that I wanted to hear.

uh, here's straight from you. So I think people hear about blockchain and they hear about crypto, uh, and they get worried about the experience side of, of it. And I think, um, you know, one of the things that everyone wanted to know [00:05:00] leading up to this was what is your experience going to be like, uh, for users and for people that are actually gonna be investing in these

Colin Johnson: fractions of art?

Can I just say everyone is very justified and being concerned about user experience in the blockchain space because if you. Defi, you'll get kind of the interactivity on open C or other N F T platforms. We're not an N F T platform to be clear, but Web three generally has not really cared about the user experience because everyone has been so focused on like the underlying terminology and kind of, it's been a lot of nerds, frankly, proving to other nerds that, um, uh, they know how things work.

So you'll see a lot of the underlying guts in like infrastructure, right. When the internet was, was first invented, um, all the different protocols and things that came about to sort of, uh, uh, that were requirements for us to have the experience we have today that were much more technical. Like those are things that we no longer discuss.

Right. We don't even consider, um, what kind of like the fundamental like IP protocols are. Uh, today. The entire defi experience in the entire kind of web three experience [00:06:00] up until now has been about like really calling out the fundamentals and, and having this entire. Um, that people really just don't wanna interact with.

Normal people really don't wanna interact with. So, uh, we've, we've noticed that and those, a lot of us on the team are nerds and we've interacted with a lot of those platforms and protocols and love them. To be clear, not just hating on everyone. Um, we do think that it's really, really important that we simplify everything that we're doing for customers such that, Um, they fundamentally intuit exactly what it is they're getting on the benefit level rather than sort of on the like infrastructure level.

Um, so as far as what our experience is gonna look like, it'll be the simplest possible, and this is part of the reason we chose this, the tech stack that we did. It'll be the simplest possible K y C and a m l, just a few steps. Um, it's not going to require much effort whatsoever to set up an account.

Again, that should only be a few steps. Um, and we're gonna allow for the secondary trading environment to also just exist on the Freeport platform. Like we won't be sending people off to some, um, you know, centralized exchange. Everything is going to happen in Freeport and we're gonna make it very, very simple [00:07:00] and almost like a three-step process throughout the way.

Sure.

Alec Beckman: And you talk about the K Y C A M L experience, and for those of you who don't know, there are specific requirements in the securities industry, uh, and, and written into securities law by the S E C that people have to go through a process of. Knowing who exactly is purchasing an asset, uh, and also making sure that they're going through, uh, proper channels.

They're not money laundering. Uh, so that is what Colin is referring to there. So, speaking of which, I think, you know, people would love to get an understanding of what the process would look like, uh, to actually purchase fractions of the art. Um, would, do you have anything that we could show, or do you want to even just explain the process of, of what that would look like for an.

Colin Johnson: Sure. Yeah. The primary offering is gonna be relatively straightforward and similar to what people have, have likely seen in the, in the fractional ownership space. Um, so you'll log into the website, you'll set up an account, you'll select which of the five [00:08:00] assets that we're gonna be offering. Uh, in just three months now, actually, it's coming up soon.

Uh, which one you'd like to invest in. Um, and then you'll go through the process of selecting the number of shares or, or tokens in, in our case, we're gonna have 10,000 tokens for each asset. Um, but you'll need to buy a minimum of 10. So they're actually only gonna be 1000 lots. Uh, for each of the, and, uh, you might have mentioned this before and people probably got it from the header, but we're gonna have Warhols our, our first.

Offerings are actually gonna be Warhol paintings and there'll be a thousand lots of each. So people will be able to select the number of lots that they'd like to purchase during the initial offering. It'll be a 90 day window. We expect it to be a much, much shorter actual window. Um, cause Warhols are in high demand right now and there aren't that many pieces that that can be purchased.

So we expect it to actually close out and. Something like one to three days is, is kind of what we're hoping for, um, Sony, as people will be able to purchase the, the number of shares that they'd like. Once the actual offering closes out and it's fully sold out, um, then we'll shut it down. Um, we'll do a little bit of a background assessment and then we will issue the [00:09:00] shares, uh, to our users, and then we'll have a secondary market available as soon as we possibly can.

Uh, after that. .

Alec Beckman: Um, and so you've mentioned the Warhols and I think, uh, we can all assume that this is gonna go beyond there, but can you talk about some of the plans beyond, uh, the initial five assets that you're gonna be issuing?

Colin Johnson: Yeah, so we are incredibly lucky to have some of our early, uh, advisors and investors, uh, be, let's just say deep in the art world, uh, to, to have significant collections.

Um, so the first 50 or 60 million worth of assets we've already, uh, effectively locked down. Let's just say not contractually, but uh, , but we're feeling very, very good about that inbound. Um, and then after that we've actually, we've had requests from different types of, uh, of folks who have their own artwork.

So, uh, to give you one example, we've been chatting with Playboy, not for their, their nude artwork, but actually, uh, some other Warhols and pieces that they've had sort of hanging around, uh, the mansion and, and other places, uh, in their [00:10:00] offices. And they'd like to fraction. Their artwork going through this process that we've got as well.

So, uh, what we've found to be really interesting is we've set up our own sort of, um, inbound channel, right? Uh, or sorry, we, we've set up our own. , um, first 50 or 60 million worth of artwork that, that we'll be managing. But we've already started to see inbound actually from other gallery owners as well, for instance, who are really, really curious about, uh, bringing their artwork onto the blockchain, right?

Because no one has done this in kind of an effective manner until now. Or rather, a manner that doesn't require you to, to jump through a lot of mental hurdles to understand what's going on. Um, so, so we're really, really most excited about how we're going to have in. Art collections, uh, from people who just are excited to bring their assets on chain.

That's

Alec Beckman: great. And then where is this art going to actually be physically held? ?

Colin Johnson: Great question. So, uh, there's a vault. Uh, it, it's actually in Manhattan, in New York City, and it looks like. Uh, the Gring gets vault from Harry Potter, [00:11:00] right? So they have these train cars that move around on railroad tracks.

They're full of, uh, extremely expensive assets, pieces of art, statues, ceramics, stuff like that that, that a lot of very wealthy folks in, in New York City own. Um, so the artwork is there. Currently we're gonna be moving it from effectively one vault to another fault, uh, and it will be insured there and safely secure or, or safely, uh, stored there as.

Um, I will also say though, that our long-term goals are not to just keep it kind of hidden away forever, right? So we're already, um, you know, we've created this 3D virtual gallery that we can talk about in a second to display the art to the folks who are investing in it. And that's step one. Long-term, we'd really like to have the physical assets be visible, uh, and visible, I guess, by people who own, uh, a portion of the asset itself.

So that's kind of phase two of what we're up to here. Uh, but we also know that you need to be very, very focused as a. .

Alec Beckman: Sure. Um, and I know that we have some things that are prepared, uh, to show. I think this would probably be a good [00:12:00] time to get into some of that. So, um, would you, would you want me to share the, the slides that I have here?

Colin Johnson: Um, sure. I mean, I'm also happy to just hop right into the live gallery. Okay. Yeah. While I share my

Alec Beckman: screen here. Yeah.

Colin Johnson: Absolut. I will go ahead and do that. Let me see if I can allow this to happen. Uh, can you see that? Yes. Can you see my screen here? Okay. You see, uh, American Gothic. All right, so, so this is the actual gallery itself, and just so everyone's aware, you won't have to come into the gallery to purchase the artwork.

Uh, obviously we're not gonna make it that restrictive. Um, but what happens is after you purchase a piece of art, you'll then have the opportunity to display it in your gallery. And this is where I. we're doing something that's fundamentally different from a lot of the other folks who are in the fractional space or the fractional art space, is we're trying to bring the essence of sort of ownership of being a collector to life.

Um, so you can see here, for [00:13:00] instance, as I navigate around that, we've got American Gothic hanging on the wall. Uh, and when I go in and click onto that, and this is just sort of a personal or public gallery that's available right now, all these artworks are, are in the public domain to be clear. Um, and what we've done is we've given some depth to it, right?

So the whole gallery's obviously, So we decided to make the pieces themselves 3D as well, uh, which you can see as I, I click and move this around. On the left side, on the right side, you can see a lot of the details about the actual painting, right? So who, who painted it, what the story is behind it, and then also the number of shares owned.

To be super clear, this is all. Dummy data right now. So this is not real ownership data, um, but you can see the number of shares or tokens that you own, how long you've owned it for, uh, what the market cap is, what the total number of shares is gonna look like. Um, and then you see I've got the screen here, uh, as well as Napoleon.

This is one of my favorites just cuz it's gigantic and fills up an entire wall. Um, so this artwork is all gonna be customizable, right? So you can imagine. , once you've purchased, let's just say you've got fractions of the first five [00:14:00] Warhols, you'll be able to display them all on the wall here, right? And you'll be able, you'll be able to decide where one should live next to the other.

We have some customization options as well, um, to bring frames in, uh, to the equation. Uh, this is one of my favorites here, actually by Gustav Clems. Um, uh, and then we also have a leaderboard. So if you take a look at the bottom right here, uh, it's in a little bit of a beta right now. We've got, you know, three months before actual.

And as a reminder, this is just a product feature. Um, but you can see that the leaderboard is actually scoring at the moment. This is based upon people's NFT collections. So folks can actually come in and connect their wallets and display their NFTs, and they'll be able to do that alongside the pieces of fine art, um, that I just called out before.

Uh, and we're scoring those NFTs as it stands, right. Um, , I may or may not have, uh, put myself at the top here, but we won't worry about that. This is based upon the number of NFTs you have in the rarity, right? Um, in the future though, you could imagine us giving a score based upon how many Warhols you own or how many Basquiats you own, or Picassos, the [00:15:00] rarity of those Picassos and the, the sort of extent of your collection.

Um, so that's something we're gonna be building out more and more so that we have, again, an engaging sort of investor's experie. Um, where you can actually sort of visibly engage with your, with your artwork rather than just seeing it as kind of a, a token or, or a number on an exchange. Uh, and that we think is gonna be one of the key differentiators.

Perfect. I'll stop

Alec Beckman: sharing. Hey, no, thanks for sharing that with us and hopefully. , uh, for the audience that, you know, looked as cool to you as it did to me and, you know, it was something that you would want to get involved with. So really quickly, I'd like to segue and I see that there's a lot of audience questions and we'll definitely get to those.

We'll definitely leave time for those. Uh, but I wanna understand, and I think the audience would like to understand how you are actually utilizing the digital assets component. I know that you mentioned that it's important to you that it's on chain, uh, but I wanted to, to get a good understanding from you of what are those different benefits that you [00:16:00] can use by being on chain, uh, and why is it so important to

Colin Johnson: you and Freeport?

Definitely, definitely. So the most fundamental one, and I don't want to like go above people's heads here and get all like gushy, PCI philosopher, but um, fundamentally when you look at any, any of the blockchains that are out there, they have a certain amount of value that's locked on them, right? We call it T B l, to total value locked.

The more value that's, that's locked on blockchains. The more effective they are and the more efficient that we become as humans at transferring value around. Because a blockchain at the end of the day is really just like a standard software protocol. Sorry. It's not just that, but that's one of the elements that makes it really cool.

So when you have something like. Uh, like a token that represents ownership or represents, you know, investment equity in a Warhol, let's just say, uh, at some point in the future you'll be able to just swap that natively on the blockchain. Right. You'll also, you'll be able to, um, to give you an example, if we wanted to token gate access to a digital museum where there's some fine art hanging.

Um, we can do that. We can say that only someone who [00:17:00] owns a token of this Picasso, as one example, can get into this digital experience because they will also have connected whatever their digital experience is to the blockchain. So there's a very fundamental difference in having value that exists on a blockchain that has a shared set of different protocols and sort of software, um, you know, uh, development, then having a assets that exist off chain.

And we believe that assets that exist off of, uh, off of the blockchain are gonna start to feel hollow over. Um, because they won't have this interoperability. The value won't be swappable, you won't be able to integrate it with different types of defi utility. Um, and there's, there's like a whole plethora of things that haven't even been developed that we can't even imagine right now.

Just like when the internet first came out and people said, Y you know, it's gonna be, I think Bill Gates had a quote about how the first 10 years, um, people are going to, uh, over, they're, they're gonna guess that things are gonna be a lot crazier. And then the 10 years after that, people are going to, uh, underestimate the impact that the Internet's gonna have.

It'll be similar to that on blockchain. I just completely butchered that quote. Um, but that's, [00:18:00] that's kinda like the philosophical part, right. Let's talk. Like brass t tax immediately, right. So, um, as soon as, as soon as someone has assets that live, um, on the Freeport platform. Uh, to give you just one example, uh, one of the things that we're building in is the ability to stake those tokens and to access liquidity from those tokens.

We may not have this right at launch, but you know, it's, it's baked into our offering circular. So it's, it's coming at some point in time. Um, you'll be able to just stake those tokens and instantly. Loans out right in U S D C that go directly to your wallet. Now, if you wanted to, uh, take your piece of art that exists, you know, on your wall right now and take out, you know, some form of liquidity against that asset, you'd have to go to the bank.

You'd have to wait for a few weeks, you'd have to get an appraisal, all, all kinds of other stuff. Uh, with blockchain and having the tokens live on blockchain, we're able to tap into anyone any other sort of defi developer who's allowing for collateralized lending protocol. Um, complicated way of sending, of saying loans, we'll be able to sort of tap into that, um, their APIs or the different ecosystems that already exist out there to allow for that lending [00:19:00] to occur.

Um, so that was a, a long-winded way of saying loans will be really, really easy and efficient right on blockchain because people are, are building out that, that technology. As another example I just showed you our gallery, um, you could imagine a world in which that gallery gets updated and the frames get updated and there are.

Uh, forms of that gallery that can come into existence, that can benefit from NFTs, for instance, that people may either earn elsewhere or that we develop ourselves. And because the NFTs, again, live on this standard sort of protocol, um, on the Ethereum blockchain, we'll be able to easily integrate those experiences with everything that we're building.

So again, there, there're gonna be a multitude of use cases that won't be there exactly at launch, uh, but that are gonna propagate over time. Uh, and again, people are gonna start thinking that value that doesn't interact well with other form forms of value on the blockchain just starts to feel hollow.

Perfect.

Alec Beckman: So I'm gonna ask one last question before we get to some audience questions. And audience, I highly encourage you [00:20:00] to, to ask whatever questions are in here. I see we already have two. Um, you know, we, we should have time to cover, uh, a good deal of them. So last question before we get to that. Would love to understand what it takes to actually.

Or, you know, issue these, uh, securities or pieces of art on a blockchain and kind of what steps you had to take in order to make that happen.

Colin Johnson: Yeah, there are, uh, there are pretty good reasons, uh, for a lot of folks to not go the reggae route. I'll say that. Um, but at the end of the day, it made a lot of sense for us, right.

So, Uh, effectively what you have to do is you take whatever the asset is and let's, let's just talk reggae, uh, sort of top level. You take whatever the asset is, you give it to an llc, and then you issue shares in that llc, right? And it's almost like for people who aren't familiar, it's kind of like a mini i p o almost, right?

So you have this entity, the sole asset of the entity in our case is going to be the piece of art. And then you issue shares in that entity. And by virtue of issuing those [00:21:00] shares, what you've done is you've really kind of fractionalized. Ownership of whatever that underlying asset is. I wanna be clear, it's actually not technically ownership, cuz you're investing in an equity asset, but it's it's the same from a financial perspective, let's just say that.

So this entity has those shares. You need those shares to be registered somewhere. Right? So that's where a transfer comes into play. We've actually chosen to use vert as our transfer agent because they allow. The other forms of utility that I was mentioning before to occur in addition to being the transfer agent.

So they're sort of the, the ultimate system of record, let's just say. And then you also need to have an ATS for a secondary exchange. Right? And the ATS basically allows for order matching. When someone says, I want to buy something and someone else says I wanna sell something, the ATS allows for those two people to sort of connect.

Um, and there are ATSs that are actually s e c qualified, um, that, you know, you need to work with when you're, uh, going through the reggae process. And then there's also a broker. And you can think of broker dealers as, as sort of the people who used to be required on the stock market [00:22:00] floor when people were, were issuing trades.

Um, that, that sort of legacy requirement has, uh, moved into, into the future that we currently exist in. Uh, and broker dealer requirement as well to make sure that everything that you're doing, uh, from a sort of issuing and a trading perspective, um, is, is up to par, is up to snuff. So, uh, we've had to ensure.

We found all the right partners for those three elements of our tech stack. Um, and we found the right partners that would allow us to create Freeport, uh, as a seamless sort of, um, a seamless platform without needing to be pushed out to some other type of exchange or without needing to, uh, actually set up an account, let's just say, with a transferation or anything of that sort.

Um, and that's why I think it's gonna feel really magical at the end of the day because we have all of the s E C. , uh, tech fundamentals occurring on the backend, but then just the Freeport experience on the front end, right? Where it's as simple as possible to onboard, to purchase and then you actually get to engage, uh, with the assets that you've invested in, in a much [00:23:00] more tactile way.

Perfect.

Alec Beckman: So we have some questions from the audience here, and I think what we'll do is we'll start with Daniel and Scott's questions and then move into Zigs questions. By the way, Zig, great question. Um, and I think a lot of, uh, what we'll cover is under that Reggae Plus. We'll probably just get more granular and specific about what that is and what steps are being taken, uh, to be compliant through the s e c.

Uh, but the first question from Daniel is how are decisions about the use maintenance lending or disposition of the art?

Colin Johnson: Uh, yeah, great question. So we have full Freeport, we will have full managerial control over those decisions. Um, we've, we've looked at, and we may in the future implement a policy where, Uh, folks who invest will have the ability to vote on whether or not to accept, let's just say a buyout offer, which will be another fundamental aspect of Freeport.

Um, for now we just have it all in the manager's hands. And the reason for that is, [00:24:00] is twofold. One is, um, it's easier for the s e C to sort of regulate one body that's making decisions rather than, rather than multiple. Um, and the other. Uh, we don't want to get into some situations, especially early on before we've set up a, a sort of strong foundation and people understand the assets, where we have a lot of competing voices.

Um, and we end up in some sort of, you know, deadlock where, um, things can't get done to the benefit of our customers. So at the very start, we'll be the managers, but again, I mentioned this before, we're very much of the ethos of web three. We like the idea of customers being able. Um, to vote on whether or not an asset should be sold, for instance.

Um, but right now it's, it's just us and once we sort of, you know, tame the cat a little bit here, uh, I, I think we'll be in a better shape to, to make decisions like that.

Alec Beckman: Perfect question from Scott. Will there be a 90 day cool down period, otherwise known as a seasoning period after the offering closes and when the secondary market will.[00:25:00]

Colin Johnson: Uh, legally we won't have to do that. So legally with reggae, you do not have to have that, uh, that cool down period. That being said, um, we are creating something new here, right? So we're gonna have our primary issuance, we'll need to make sure that everything settles properly, that all the funds that sort of entered escrow are being managed properly.

So there will be a lag between when the primary issuance occurs and the, the secondary, uh, market opens up. Um, but it's not a legal sort of requirement that's gonna be, uh, an operational and technical, uh, sort of buffer. Sure.

Alec Beckman: Okay, so we will move into Zigs four questions. Uh, so the first one is, uh, is there a reason you elected to fractionalize ownership of an asset as opposed to housing a single or multiple assets in an S P V and have investors purchase shares in that SPV v.

Uh,

Colin Johnson: so that would be another, another [00:26:00] approach for sure. But as you saw, we are interested in bringing to. Uh, like the collectors aspect of this, right? So you, you saw that we're going to have a gallery where people are, are gonna be able to rearrange kind of the individual, um, the individual pieces that, that they've invested in.

Um, if we had something like an S P V or, or just like an art fund, which other people are doing, and I think some of the exchanges. May already have some art funds on them right now. Um, it becomes much harder to bring that collector's experience to life. So some folks who are familiar with Web three and, and NFTs, um, will know that there are these communities that are sort of fostered around whether or not someone owns an asset and people like to comment on other, other folks' collections, and they're very proud of the collections that they own.

it's hard to bring those elements to life. And we think those are some of the most fun elements of owning things, right, or, or of investing in things is that you can have a community. Um, actually when I describe Web three, uh, to friends and family and anyone else who will listen to me, uh, I [00:27:00] oftentimes will say what's cool about it is that you get to.

Combine all the fun aspects of investing and sort of making money. Oh, this is not a guarantee. You'll make money to be clear, but investing and making money with having fun. So, so a lot of elements are sort of gamified in web three or, or socialize in such a way that, uh, you take part in a community every day.

Um, and there's some degree of sort of fun in that, right? Of not just everyone owning everything, but of a select group of people owning a thing. And you're then able to relate to that select group of people. Um, so that just becomes harder to foster. An environment like that on an ongoing basis, if it's a purely, um, uh, I don't know, like broad spectrum investment vehicle.

Perfect.

Alec Beckman: Uh, so will you be providing a service for sole owners of artwork to offer it to investors for a control percentage of fractionalization determined by the owner?

Colin Johnson: So, uh, yeah, so we've looked into that. Um, effectively, yes, this is something that we'll [00:28:00] do in the future. It becomes harder when the original owner retains more than 20% of the asset, and I think if the original owner retains 10% or less.

Then they still are able to, um, trade on the secondary market if you, let's just say are the original owner and you want to retain more than 10%, and I believe there's a cool off period before you can actually sell your assets. But at the end of the day, yes, like we, we don't have to sell. Uh, if someone wants to come and give us a piece of art that, that they'd like to sell, uh, they don't have to sell the full thing.

But at the end of the day, um, we do have managerial control and we are always gonna be looking out for, for our customers, right? And, and ensuring that the customers who who invest are gonna get. The best possible outcome. Um, so there's not gonna be a, so to give you an example, there won't be a situation where someone can just hang a piece of art on their wall and have people give them 20% of the value and then they in perpetuity get to sort of hold that art on their wall.

Uh, and, and they just had access to that liquidity. Um, we'll always need to [00:29:00] have the ability to resell the asset, and this is critically important to us, such that we can make money for our investors. Um, so having that secondary moment of sale of commerce, as we call it, is, is gonna be. .

Alec Beckman: Great. So how are you ensuring, uh, or how are you assuring you are in compliance with the s e C regulations since it seems like a lot of regulation is forthcoming, and I think this is a great time to talk about what a Reggae Plus is, kind of what you're doing and some of the compliance measures that you have to take, uh, in order to satisfy those

Colin Johnson: requirements.

I love this question because it justifies the last nine months of work that we put in . Uh, so yeah, so we are taking a. That effectively, it doesn't guarantee that we're not going to be enforced upon by the S E C, but all the enforcement actions that are occurring are specifically occurring to organizations that did not go the route that we're taking.

So you can either choose to go the reggae route, and by the way, there are a bunch of, there's Reg D and there, there are a bunch of other approaches that you can take to securitize things. [00:30:00] Um, but we specifically chose the reggae route because we didn't want to deal with enforcement because we knew that it was coming.

This is even before ft. And a lot of other crazy thing, and like Tara and, and a bunch of other crazy stuff happened, we opted to go this route because we kind of saw the writing on the wall, um, that enforcement was coming and that the s e c could use the existing rules in place without needing to issue.

Uh, any new laws or any new policies, um, and we didn't want to end up in that camp right where we were just in some gray area with an offshore organization that was promising its customers, it was holding the assets somewhere like that's, that's the opposite of what Freeport is and stands for. So, um, because we chose to go the reggae route, we're very, very unlikely to be, I mean, it's almost impossible for us to be enforced upon so long as we.

Um, what was submitted in our offering, circular, right. Um, so that's, that's actually the benefit of going the reggae route is that we're not going to end up, there are a lot, I'll just say this, there are a lot of web three organizations right now that are looking at what they've done over the past year and a half or two years, and [00:31:00] are probably pretty concerned that s e c enforcement is coming because they opted not to go this route.

Um, a lot, a lot of the value to be frank, that has been created in web three has been through regulatory capture, and by that, People who are basically able to not follow, follow regulations and, and not pay both in time and money in order to follow those regulations. And therefore you can have really cool, uh, tokens that just accrue tons of value because, you know, they're, they're not having the, uh, the burden of those things.

And to some degree I can, like, I can respect that and like there's some argument that. Uh, web three and decentralization shouldn't be, um, as regulated because the code is almost regulation in and of itself as some other orgs. But, um, yeah, a a lot of the folks who opted not to go reggae are gonna be concerned, uh, currently.

Right. So what I would recommend for folks who are considering doing this, if there are any on this call, is um, at least do your research and chat with lawyers before you make a decision to, uh, to go [00:32:00] the reggae route or not to go the reggae route.

Alec Beckman: Sure. As timely and as difficult as the reggae plus, uh, route can be.

Uh, I think it's really cool and, and it's a, it's a testament to what Freeport is looking to do, and that's really opened it up to every investor. A lot of private investments. And one of the, I guess, big. , uh, preventative measures is that they're usually only available to accredited investors. I believe it was something along the lines of 98% of all private offerings last year were done under Reg D, which is only available to accredited investors.

Um, so just a testament to what Freeport is doing and trying to, to open it up, and that is, I think, part of the. Of using blockchain and using some of these cool tools, uh, and some of the, the new s e c guidelines, which are, uh, attempting to make it easier as a non-accredited investor to participate in, in some of these, uh, really cool offerings.

Um, yes. So, yeah, I Do you wanna add [00:33:00] anything onto that, Colin?

Colin Johnson: Uh, well, one of, yeah. I mean, one of the coolest parts of all of this is that like you can imagine a world where, um, all of the expensive. on Planet Earth is owned by like a few thousand people, which is pretty close to the case right now. Uh, maybe not a few thousand, but a pretty small pool of people.

And then you can imagine a world wherein, um, all of the art that's on earth is sort of, you know, people own equity in it. At least, I can't formally say ownership, but people own equity and are able to get exposure to this asset class. and it will be millions and millions of people, right? Like the entire American public, um, you know, that's over 18 years old that's able to legally purchase securities will be able to, uh, have access to this artwork.

Right? Uh, and that's, that's a much better world to live in, I think, uh, than one where it's just sort of tucked away and, and exclusively owned by the ultra rich.

Alec Beckman: Absolutely. And then the last, uh, question from Zig here, before we get into Florian's questions, uh, is there any recourse for investors on the.[00:34:00]

Colin Johnson: uh, any recourse for investors? Uh, that I think that assumes something bad happens. . Uh, so, um, it depends on, on, I guess, what they mean by, by that question. Uh, there there's a lot of, a lot of interpretations. Well, I think

Alec Beckman: one of the things that you brought up to me, uh, earlier when we, when we had a little run through was the insurance aspect on the, on the art, and just making sure, oh, yeah.

So

Colin Johnson: maybe you wanna, so, so the, the art is, the art is absolutely, um, is, is fully insured. Uh, that's actually part of the package and storing it in the gr it's fault style place, uh, where it's going to be, where it's going to be stored. Um, and then I would also say, One critical element is that we have the ability to remediate, right?

So if someone comes and seals your bored ape right now, uh, for, for those who maybe bored ape owners, you're kind of screwed, right? You're, you're a little bit. So l um, if for some reason you get hacked and someone takes the tokens, uh, your Freeport tokens, , which would be very, very difficult to do given the type of tokens [00:35:00] that they are.

We have the ability to remediate, right, to ensure that only the people who are getting, the only people who are getting paid out at the end of the day when the resale occurs are the people who are sort of the rightful owners. Um, and that's by virtue of some of the regulations that are in place and enforced by the S e c.

So, uh, remediation and sort of security in what we're doing relative to the rest of the, uh, cryptos sphere is just way, way. .

Alec Beckman: Mm-hmm. . Yeah. And one of the rules, by the way, written all the way back in 1940, uh, under the 40 Act, which is a little, you know, they couldn't have foreseen all the digitization of, of ownership.

Uh, but it's the abil, it's the notion that you can't physically lose a security. Uh, so all of the, the. One of the ways that we're using blockchain in this case, and one of the ways that Freeport is using it, uh, by using a transfer agent, by using broker dealers, by using these necessary parties, is to make sure that it satisfies all of these different rules that are laid out.

Um, so all of it is compliant, uh, [00:36:00] and I think Freeport has done a wonderful job of, of, you know, using compliance to their. . Um, so moving on really quickly to Florian's, uh, question. Are you, which by the way, uh, ties directly into what we were just talking about. Are you running the ATS and the BD as well, or are you partnering with

Colin Johnson: someone for that?

Uh, we are partnering, uh, with, with folks for that. So, uh, as far as I, I'll just give our secrets away here a little bit. So, so we're working with, uh, north Capital and Dal. Uh, who interestingly are also the folks that, um, rally Road uses off chain. Uh, but because of some of the technology that we're developing with, with vio, actually, uh, in conjunction with Vitello, uh, we can let them, uh, do trade matching off chain, uh, and then have it be sort of settled on chain.

So there's a really, really interesting, um, approach there and, and maybe a, a use case to be discussed at a later point in time. . [00:37:00] Um, uh, so yeah, so for the time being, we are not doing that. You could imagine a future, and I do imagine a future where regulation catches up and where decentralized exchanges actually allow for the transfer of reggae securitized tokens.

I think what's really holding it up currently is that. Uh, the owners on both sides need to be KY CD and any money transfer needs to, to go through a m l. Um, and also it's just a time thing, like people need to decide, they wanna put the effort in to build it. And Securitize tokens have not been the focus of the cool defi things that, that exist, although there are one or two networks that are coming.

Um, so yeah, so for the time being, we're certainly using other partners. Our other partners are fantastic and they're. Support us. But I do imagine, again, this future where, um, where regulation catches up to the state of technology and it, it could become much more peer-to-peer, let's just say. Amazing.

Alec Beckman: Um, so Florian also asked, would you expect market makers to participate to support liquidity?[00:38:00]

Colin Johnson: Uh, this is an excellent question. So liquidity is one of like the main benefits of getting into, uh, web three or, or, or one of the main benefits of tokenizing rather, let's just say, um, we are not going to use or not going to have any market makers at the outset. Um, I think that does start to get really, really interesting when we allow for LP and when the regulation gets there, as I just mentioned, with different defi protocols, um, such that the public can basically be the, the liquidity providers.

Um, it's a little bit more difficult to do at the scale we're starting with currently. Um, and I don't think the benefits get there until we're at, you know, let's call it our first 50 pieces or a hundred pieces. It's certainly something that's top of mind for us, right. Liquidity is good for everyone.

there, there's more volume, there's more sort of confidence in the actual underlying asset itself. Um, just more protections for investors and everyone feels better about a market with, with high, with high liquidity. Um, so it's certainly a topic that, uh, we'll be focusing on over time, [00:39:00] but it won't, we won't have market makers at the onset.

Alec Beckman: Perfect. And, uh, the last question from the audience, unless, uh, anyone else wants to put in anything, uh, have you already filed your one a.

Colin Johnson: Oh yeah. Uh, so we filed back in mid-December, uh, and we actually already have our first response from the s e c, so we're actually, we're well ahead of schedule. Um, now we put many, many months into making sure that our submission was, was kind of airtight, um, which is helpful, which I think is part of the reason that we got such a, such a positive response.

But yeah, we'll, we'll likely be approved and ready to launch. And I'm knocking on wood over here, and I'm not guaranteeing it, but likely approved and ready to launch. Uh, within the next two months, sorry, approved in the next two months, there's more to build, so ready to launch sometime around mid-April.

Alec Beckman: Perfect. Um, so really quickly, and I have a couple last wrap up questions, but I wanted to make sure that I was able [00:40:00] to share this disclaimer. , um, just for compliance purposes. Very important. Yes. So everybody in the audience can understand that, um, you know, what, what they're doing from a tier two, uh, of reg A standpoint.

And, um, just understanding, you know, just, or passing along the compliance requirements. And I'll keep this up for another second so everybody can read the, the very exciting text written in here. And .

Colin Johnson: One thing we're doing on our website, by the way, is at least with our terms, we have the full sort of terms and conditions, and then we have like a translation of the terms and conditions.

So it's like, hey, these are what the terms are, this is what they mean in like two or three sentences. We haven't tried to do that with this yet because we don't wanna, uh, test the waters too much. No, no pun intended there or pun intended there. Um, but yeah, like the thing, one thing to be aware of with, with anything reggae or, or anything s e c related.

Um, there are hurdles like this and [00:41:00] that over time we expect those hurdles to be lessened as we get better, and frankly, as the s e C gets better and better at understanding what the risks are. Um, and, and like this is the kind of thing that, uh, you wanna communicate to your customers that yes, there's all this language here and it's sort of this like required and obligatory language, but it really only means X, Y, or Z.

Um, so, so if you think through what this is actually saying, it's, it's not too.

Alec Beckman: Exactly. Um, so other than that, we do have these product hunt slides. I don't know if you want to go over them. I've got a couple more questions. What do you think, uh, you would wanna do, Colin?

Colin Johnson: I think so the product hunt, just so, so folks are aware, we launched the gallery feature on Product Hunt.

Uh, and that's the feature where you can actually kind of customize, um, customize the frames, customize the positioning of your artwork, see what it looks like to drop. Some fine masterworks, uh, of your in there. Um, but we kind of walked through a lot of the actual gallery itself there in real time. So, you know, we [00:42:00] probably don't need to, uh, to get too in depth here, but yeah, feel, feel free to flash through though.

Perfect. So, and we will be, we'll be doing another launch on Product Hunt when we properly actually have, have the assets a. Um, but we wanted to get the gallery out there just because it's a really fun, sort of interactive element to the overall experience of investing in artwork. Um, and so far it's proven to be a big hit.

Perfect.

Alec Beckman: Um, so last question, and I would just be remiss if I, if I didn't ask you. , um, you know, cause I've had the pleasure of working with the Freeport team, by the way, beyond Colin. They've got a wonderful team. Uh, all very sharp people, some of the smartest people in the industry. Uh, but I know that you also had some help.

Uh, so I would love to, to hear from you how you felt that our company Security Token Advisors has helped you, uh, with this whole process.

Colin Johnson: There's, uh, , SSTA was a very good investment for us. I'll just say [00:43:00] that. So there's, there's a navigation Pro problem, right? Once you decide, okay, uh, I'm gonna go the reggae route, uh, I think that this is what makes the most sense to us.

Um, and you've gone through all the legal legwork and all the, the sort of difficult decision. , that's kind of just the beginning, right? Then, then you get into this like, um, it can be treacherous at times, but it's, it's almost this, uh, this maze that you need to get through, right? And it's like, who's gonna be my transfer agent?

Who's going to be, uh, the ats? Who's going to be the broker dealer? Who's gonna accept the payments that, that I want to be accepted? Like, who's gonna manage K Y C and a, and like, which of these different partners are actually integrated with one another? All those question. Are difficult, there's not just like a master book anywhere.

Um, and s t a was super, super useful and fundamental in sort of fostering relationships with the different players, uh, that are gonna be in our tech stack. Um, uh, allowing us to know what can, and, or sorry, what is possible and what is not possible. And then we would push back and say, well, no, we need to make some new things possible.

Uh, [00:44:00] so I recommend everyone do that too, but without, without honestly ST's help, we probably would've taken. Month or month and a half to do all the things that, that we needed to get done just from a research perspective and from understanding who, who the partner should be to allow for a really excellent front end experience.

So, uh, I, I do recommend the crew and Alec did not pay me to say that. ..

Alec Beckman: Well, I appreciate that very much. Um, and I think the, the last question, well, really quickly, Scott had one last question, uh, which is, are these only going to be ETH based NFTs that can connect to the gallery?

Colin Johnson: Um, so first they're not NFTs.

Oh, sorry. Only got it. That can connect to the gallery. Um, so for right now, yes, if you wanna display your NFTs alongside the fine art, that's gonna be fractionally available via Freeport, uh, it's just Ethereum. Um, that may change at some point in the future. We're, we don't wanna make any promises, uh, as to, as to which.

Uh, pieces of art or digital art may be available, but what I will say [00:45:00] is we are building out the fundamental underlying infrastructure to allow people to, um, connect a wallet. And we can actually save the, sort of the contents of that wallet and then potentially connect another wallet and we can save those in our database.

So the way that we've structured it is such that we could, at some point in the future, allow for cross wallet N F T display. Um, and that sounds, I know, pretty appetizing to folks. We're not there at the moment. We need to make sure that we build out the best possible customer experience for, for our first collection.

But, um, we're thinking about it. I'll say that.

Alec Beckman: Perfect. And then the last thing that I wanted to hit, and thank you so much, Colin, for all of your time today and just the, the wonderful explanations, thank you to the audience for all these great questions. I hope that you were able to learn a lot about Freeport.

Uh, it's a very important project to the ecosystem. It's a very important project to me personally. Um, you know, I've, I've become very close with the team and I just see the vision that they're working. . Um, and so we wanted to put it out there and let the world know what's going on. [00:46:00] Uh, so the next, the, the final question really is how can people get involved?

Um, and I'm going to put this wait list on here right now and share it with everybody, but go ahead, Collin. Tell everybody how they can get involved.

Colin Johnson: That is a convenient little. Piece of customer experience there. Um, uh, so they can go to freeport.app. The easiest way to get involved is to go to freeport.app.

Add your name to the wait list. Uh, we'll be sending out communications there, especially as we get closer to launch. Promise not to spam you. Uh, they can also go follow us on Twitter. Um, we've been, you know, a bit more active there in, in recent days. We also have an Instagram account that's kind of fun if people are into the AI revolution.

Uh, we've been doing this thing where we, we take, you know, an old masterwork piece of art. We describe it, uh, we describe it to Dolly or mid journey or stable diffusion, depending on, you know, what we're interested in in that day, and we see what the. . So our Instagram has a lot of fun little comparisons between actual human artists and AI artists.

Um, so they [00:47:00] can follow us there, but both of those links are on freeport.app. So, so that's where I would start. And folks can also expect a, uh, an updated landing page that has the actual pieces of art coming soon. So don't mind, uh, the fact that it's relatively limited right now. Perfect.

Alec Beckman: So you heard Colin three months we're expecting the launch and just really looking forward to it.

Um, you know, feel free to reach out to me if you have any other questions or when I get connected with the team. Uh, I'll put my email into the chat. Colin, whatever information you wanna put into the chat, I think that'd be. . Uh, but this has been, this has been great. Any, uh, any last words you'd like to leave the audience with Colin?

Colin Johnson: No, uh, very, very happy to be here. So I guess I do have a few, uh, last words. , thank you for inviting us. Thank you for all the, the help that you've given us. If people are, um, curious about the space and about the difficulties that we've been through over the past nine months, they should feel free to reach out, [00:48:00] shoot me an email.

Uh, I'm happy to, to help other people moving into the space. I think. Competition is not the concern right now. The concern is navigating and sort of creating a world that, uh, that encourages customers to feel safe and secure in the web three space. So, um, yeah, feel free to reach out, visit us@freeport.app and uh, thanks for having us.

Perfect.

Alec Beckman: Thank you everyone. I hope you have a great night. Bye.